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                                                                    EXHIBIT 16.1
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ARTHUR ANDERSEN LETTERHEAD


April 30, 2002


Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir/Madam:

We have read Item 4 included in the Form 8-K dated April 30, 2002 of The Ultimate Software Group, Inc. filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,
/s/ Arthur Andersen LLP
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Arthur Andersen LLP


cc: Mr. Scott Scherr, President and Chief Executive Officer, The Ultimate Software Group, Inc.